Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
MTS Systems Corporation:

We consent to the incorporation by reference in the registration statements on Form S–8 (Nos. 33-75880, 333-28661, 333-39388, and 333-82582) of MTS Systems Corporation of our reports dated December 14, 2005, with respect to the consolidated balance sheets of MTS Systems Corporation as of October 1, 2005 and October 2, 2004 and the related consolidated statements of income, shareholders’ investment and comprehensive income (loss) and cash flows, and the related consolidated financial statement schedule for each of the fiscal years in the three-year period ended October 1, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of October 1, 2005, and the effectiveness of internal control over financial reporting as of October 1, 2005, which reports appears in the annual report on Form 10-K of MTS Systems Corporation for the fiscal year ended October 1, 2005.

/S/   KPMG LLP

Minneapolis, Minnesota
December 14, 2005